                                                                      EXHIBIT 11

                            STATEMENT RE COMPUTATION
                              OF PER SHARE EARNINGS


                                            THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                 JUNE 30,                               JUNE 30,
                                   -------------------------------------   -------------------------------------
                                          2002         2001 AS RESTATED           2002         2001 AS RESTATED
                                   -----------------   -----------------   -----------------   -----------------
Numerator:                         $         516,000   $         941,000   $          46,000   $         449,000

Denominator:
Denominator for basic income per
     common share -
     weighted-average shares               5,799,845           5,799,845           5,799,845           5,408,082

  Effect of dilutive securities:

       Employee stock options                     --                  --                  --                  --
                                   -----------------   -----------------   -----------------   -----------------

Denominator for diluted income
     per common share -
     weighted-average shares               5,799,845           5,799,845           5,799,845           5,408,082
                                   =================   =================   =================   =================

Basic income per common share      $            0.09   $            0.16   $            0.01   $            0.08
                                   =================   =================   =================   =================

Diluted income per common share    $            0.09   $            0.16   $            0.01   $            0.08
                                   =================   =================   =================   =================
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